Filed Pursuant to Rule 424(b)(3)
Registration No. 333-271340

Prospectus Supplement No. 2

(to prospectus dated April 19, 2023)

CXApp Inc.

6,977,776 Shares of Common Stock

10,280,000 Warrants to Purchase Shares of Common Stock

24,080,000 Shares of Common Stock Underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 19, 2023 (as supplemented to date, the “Prospectus”), related to (i) the resale of up to 6,977,776 shares of common stock, par value $0.0001 per share (the “common stock”) previously issued to certain of the Selling Securityholders (as defined in the Prospectus) at a price of approximately $0.004 per share, (ii) the resale of up to 10,280,000 private placement warrants to purchase common stock at an exercise price of $11.50 per share, which were originally issued to our Sponsor (as defined in below) and the Direct Anchor Investors (as defined below) in a private placement at a price of $1.00 per private placement warrant, (iii) 24,080,000 shares of common stock reserved for issuance upon the exercise of warrants to purchase common stock, which are comprised of 13,800,000 shares of common stock issuable upon exercise of the public warrants and 10,280,000 shares of common stock issuable upon exercise of the private placement warrants, and (iv) the resale of up to 10,280,000 shares of common stock issuable upon exercise of the private warrants held by KINS Capital LLC (“Sponsor”), its affiliates and certain funds and accounts managed by BlackRock, Inc. (the “Direct Anchor Investors”), with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 14, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock and warrants are traded on the The Nasdaq Capital Market (“Nasdaq”) under the symbols “CXAI” and “CXAIW”, respectively. On March 13, 2024, the closing price of our common stock was $3.24 per share and the closing price of our warrants was $0.17 per warrant.

Investing in our securities involves risks. See “Risk Factors” beginning on page 13 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 14, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 14, 2023

CXAPP INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39642	85-2104918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Palo Alto Square, Suite 200 3000 El Camino Real Palo Alto, CA	94301
(Address of Principal Executive Offices)	(Zip Code)

(650) 575-4456

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CXAI	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	CXAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into Material Definitive Agreement.

On July 14, 2023, CXApp Inc. (the “Company”) entered into a Warrant Exchange Agreement (the “Agreement”) with an unaffiliated third party investor (the “Warrant Holder”) with respect to warrants to purchase an aggregate of 2,000,000 shares of its common stock, par value $0.0001 per share (the “Common Stock”) initially issued by the Company in its initial public offering on December 15, 2020 (the “Public Warrants”). Pursuant to the Agreement, on July 14 2023, the Company is issuing an aggregate of 600,000 shares of Common Stock to the Warrant Holder in exchange for the surrender and cancellation of the Public Warrants held by such holder.

The above summary of the Agreement does not purport to be complete and is qualified in its entirety to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and are qualified herein by this reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosures set forth above under Item 1.01 are incorporated herein by reference. The issuance by the Company of the shares of Common Stock in exchange for the surrender and cancellation of the Public Warrants is being made in reliance on Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 8.01	Other Events.

On July 14, 2023, the Company issued a press release announcing the exchange offer and other business updates. A copy of this press release is attached as Exhibit 99.1 hereto.

Item 9.01	Financing Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Form of Warrant Exchange Agreement, dated July 14, 2023.

99.1	Press Release, dated July 14, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Portions of this exhibit have been omitted in compliance with Item 601 of Regulation S-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 14, 2023

By:	/s/ Khurram P. Sheikh
Name:	Khurram P. Sheikh
Title:	Chairman and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CXAPP INC.

Date: March 14, 2024	By:	/s/ Khurram P. Sheikh
	Name:	Khurram P. Sheikh
	Title:	Chairman and Chief Executive Officer